EXHIBIT 99.3

LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)

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                                                                   Six Months Ended
                                                       ----------------------------------------             Percentage of
                                                           May 31                    May 31                  Dollar Change
                                                            2000                      1999                     Inc/(Dec)
                                                       --------------             -------------            -------------
Revenues:
 Principal transactions                                  $ 1,984                     $ 1,219
    Investment banking                                     1,082                         758
    Commissions                                              455                         314
    Interest and dividends                                 9,051                       7,208
    Other                                                    102                          24
                                                        --------                    --------
       Total revenues                                     12,674                       9,523
    Interest expense                                       8,717                       6,950
                                                           -----                       -----

       Net revenues                                        3,957                       2,573                     54%
                                                           -----                       -----
Non-interest expenses:
    Compensation and benefits                              2,057                       1,305
    Technology and communications                            169                         163
    Brokerage and clearance fees                             120                         119
    Business development                                      77                          58
    Professional fees                                         75                          50
    Occupancy                                                 62                          56
    Other                                                     45                          47
                                                         -------                     -------
       Total non-interest expenses                         2,605                       1,798                     45%
                                                           -----                       -----
Income from operations before taxes and
  dividends on trust preferred securities                  1,352                         775
    Provision for income taxes                               405                         222
    Dividends on trust preferred securities                   28                          13
                                                         -------                     -------
Net income                                                 $ 919                       $ 540                     70%
                                                           =====                       =====
Net income applicable to common stock                      $ 848                       $ 466                     82%
                                                           =====                       =====


Earnings per common share
  Basic                                                    $6.87                       $3.82
                                                           =====                       =====
  Diluted                                                  $6.46                       $3.66
                                                           =====                       =====
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